Rule 10f-3 Transactions.

Trade Date: 11/17/2011

Security Description: Tobacco Secrtzn Auth Minnesota 11B

Quantity Purchased: 2,845,000

Percent Purchased: 2.0%


Purchase Price: $99.50


First Available Public Price at Close: $102.61

Purchasing Fund: Minnesota Municipal Income Portfolio, Inc. (MXA)

Underwriterfrom Whom Purchased: Barclays Capital, Inc

Underwriting Syndicate Members:
	BofA Merrill Lynch
	Barclays Capital
	Ramirez & Co., Inc.
	Jefferies & Company
	RBC Capital Markets
	Citi
	Wells Fargo Securities
	U.S. Bancorp